Exhibit (b)(4)

Intesa Sanpaolo S.p.A.

IMI Corporate and Investment Banking

Direzione Global Corporate

Network Italia

Area Corporate Lazio

Via Zucchelli, 16

00187 - Rome

FAO: Nadia Oliviero

28 January 2022

Dear Sirs,

Re: Loan Agreement - Acceptance

We refer to your draft Loan Agreement sent to us today which we set out below to indicate our full and irrevocable acceptance.

“Alfasigma S.p.A.

Via Ragazzi del 99, n.5

40133 - Bologna

FAO: Stefano Pasi

28 January 2022

Dear Sirs,

Re: Loan Agreement - Draft

Further to the agreements reached, we submit our draft loan agreement under the terms and conditions specified below (the “Draft”).

LOAN AGREEMENT

between

INTESA SANPAOLO S.p.A.

(in the capacity of Bank)

and

ALFASIGMA S.p.A.

(in the capacity of Beneficiary)

iii

ANNEXES

ANNEX		PAGE

ANNEX	1	42

ANNEX	2	43

ANNEX	3	45

iv

LOAN AGREEMENT

between

INTESA SANPAOLO S.p.A. with registered office at Piazza San Carlo 156, Turin, with a share capital of €10,084,445,147.92, entered in the Turin Companies Register, entry no. and tax code 00799960158, VAT no.  11991500015; a member of the Fondo Interbancario di Tutela dei Depositi [Interbank Fund for the Protection of Deposits] and of the Fondo Nazionale di Garanzia [National Guarantee Fund]; entered in the Banking Register under no. 5361 and parent company of the banking group “Intesa Sanpaolo”, entered in the Register of Banking Groups (hereinafter, the “Bank”)

and

ALFASIGMA S.p.A., a joint-stock company with registered office at via Ragazzi del ‘99 n.5, Bologna, Bologna Companies Register entry no. 03432221202, in the capacity of beneficiary (hereinafter, the “Beneficiary”);

IT IS ARRANGED AND AGREED as follows:

1.	INTERPRETATION

1.1.	Definitions

In this agreement (hereinafter, the Agreement):

“Certificate of Compliance” means a declaration essentially in the form set out in Annex 3 (Model Certificate of Compliance).

“Acceptable Bank” has the meaning given in clause 16.1 (Definitions) of this Agreement.

“Qualified Bank” indicates a person that is the beneficial owner of the payments or interest or equivalent income made for the purposes of this Agreement that is:

(a)	a credit institution, an insurance company, an institutional investor or another financial institution authorized to carry out banking or financial activities in Italy pursuant to Legislative Decree No. 385 of 1 September 1993 or Legislative Decree No. 58 of 24 February 1998, resident for tax purposes in Italy pursuant to article 73 of Presidential Decree No. 917 of 22 December 1986 that is not acting for the purposes of this Agreement through a permanent establishment situated abroad; or

(b)	a credit institution or other financial institution authorized to carry out banking or financial activities in Italy, not resident for tax purposes in Italy, that is acting through a permanent establishment in Italy for which any payment received pursuant to the Financial Documents is classified as business income pursuant to articles 81, 151 and 152(1) of Presidential Decree No. 917 of 22 December 1986; or

(c)	a credit institution or other financial institution authorized to carry out banking or financial activities in Italy, not resident for tax purposes in Italy, that is not acting for this purposes of this Agreement through a permanent establishment in Italy and that has concluded a treaty for the avoidance of double taxation with Italy pursuant to which it is authorized to receive payments of interest from a person resident in Italy without a Tax Withholding and that is entitled to benefit from that treaty; or

(d)	a person that, pursuant to article 26(5-bis) of Presidential Decree No. 600 of 29 September 1973, as amended and supplemented at any time, is entitled to receive payments of interest and equivalent income made by the Beneficiary pursuant to this Agreement without the application of any Tax Withholding; or

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(e)	any person to whom a payment of interest may be made without Tax Withholdings imposed by Italian law.

“Change of Control” has the meaning attributed to that term in Article 7.2(a)(Compulsory early repayment – Change of Control).

“Code” means the US Internal Revenue Code of 1986.

“Civil Code” means the Italian civil code whose wording was approved by Royal Decree No. 262 of 16 March 1942 and subsequent amendments and additions.

“Associate” means, in relation to a person, a Subsidiary or Parent Company of that person, or any Subsidiary of that Parent Company.

“Non-Utilization Fee” has the meaning referred to in Article 20.1 (Non-Utilization Fee).

“Arrangement Fee” has the meaning referred to in Article 20.1(Arrangement Fee).

“Current Account” means IBAN current account no. IT45O0306922005026701001080 in the name of the Beneficiary held at the Bank dedicated to the application of the Loan.

“Agreement” means this loan agreement.

“Parent Company” means, with regard to a person, the company in whose respect that person is a Subsidiary.

“Subsidiary” means a company controlled pursuant to article 2359(1)(1) and (2) of the Civil Code.

“Costs of Reuse” means the amount which, pursuant to this Agreement, the Bank is authorized to receive by way of indemnity in the event of voluntary early repayment, except for the repayments provided for by clause 7.1 (Compulsory early repayment) of the Loan, calculated by the Bank as the algebraic difference with a positive value between:

(a)	the amount of interest (excluding the Margin) that the Bank would have received for the period elapsing between the date on which the payment has been made and the last day of the Utilization Term in progress if the payment has been made on the last day of that Utilization Term; and

(b)	the amount of interest that the Bank would receive by depositing an amount equal to the amount of the early payment at a leading institution on the interbank market for the period elapsing between the date of the payment made and the last day of the Utilization Term in question.

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“FATCA Application Date” means:

(a)	with regard to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (regarding the payment of interest and several other payments originating from sources situated in US territory), on 1 July 2014;

(b)	with regard to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (regarding gross income deriving from transfers that may accrue interest originating from sources situated in US territory), on 1 January 2019; or

(c)	with regard to a “passthru payment” described in section 1471(d)(7) of the Code not included in paragraphs (a) or (b) above, on 1 January 2019;

or, in each case, the other date from which a payment becomes liable to withholding, deduction or subtraction (for any reason) pursuant to the FATCA Legislation or following an amendment made to the FATCA Legislation after the Date of Signature.

“Closing Date” means the date of the first Utilization of the Revolving Credit Facility.

“Reporting Date” means the 2nd (second) Business Day prior to the commencement of a Utilization Term.

“Utilization Expiry Date” means, with regard to each Utilization made of the Revolving Credit Facility, the last Business Day of the relevant Utilization Term.

“Final Expiry Date” means the fourth year as from the Date of Signature.

“Date of Signature” means the date of signature of this Agreement.

“Utilization Date” means the Business Day indicated by the Beneficiary in the relevant Utilization Request for the drawdown of a Utilization or, as appropriate, the Business Day on which a Utilization is renewed pursuant to Article 5.2(Renewal of Utilizations).

“Financial Documents” means:

(a)	this Agreement;

(b)	the Utilization Request;

(c)	each Certificate of Transfer;

(d)	each Notification of Transfer; and

(e)	any other contract or document designated as such, jointly, by the Bank and by the Beneficiary.

“Material Adverse Effect” means the consequences of any event occurring that may be significantly prejudicial to:

(a)	the asset, financial or operating situation of the Beneficiary and/or of the Group considered overall; or

(b)	the Beneficiary’s capacity to meet its payment obligations provided for in the Financial Documents, taking into account the due dates stipulated by contract; and

(c)	the efficacy of the Financial Documents.

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“EURIBOR” means the benchmark index for determining the interest rates reported and managed by EMMI - European Money Markets Institute, being the acronym for the Euro Interbank Offered Rate. A description of the Euribor and/or other information concerning that index can be found on EMMI’s website (or that of any other person named as a replacement thereof for reporting the Euribor).

In the event of a change in the formula and/or methodology (mathematical or other) used to report the Euribor according to the procedure existing on the date of conclusion of the Agreement, the Euribor shall be used according to the formula and/or methodology in force at any time, as defined observing the provisions of European Regulation 2016/1011 of 8 June 2016.

Failing the temporary reporting of the Euribor, the last known value of that same Euribor shall be used. In the event of the final lack of reporting of the Euribor, the replacement index shall be the index (including any differential or adjustment) formally recommended (i) by the private-sector working party for rates on risk-free loans in euros formed by the European Central Bank (“ECB”), by the Financial Services and Markets Authority (FSMA), by the European Securities and Markets Authority (ESMA) and by the European commission; or (ii) by EMMI, as the EURIBOR administrator; or (iii) by the competent Authority pursuant to European Regulation 2016/1011 (“BMR”) for the surveillance of EMMI, as the index administrator; or (iv) by the competent national authorities designated pursuant to the BMR; or (v) by the ECB”.

“Euro” means the single currency of the Participating Member States.

“Material Event” means any of the events identified in Article 18 (Material Events) as a cause of application of the acceleration clause in respect of the Beneficiary or a cause of withdrawal from or termination of this Agreement.

“Loan” means the Revolving Credit Facility made available to the Beneficiary pursuant to this Agreement.

“Operational Branch” means the branch through which the Bank provides the Revolving Credit Facility.

“Real Guarantees” means any real right of guarantee, conventional privilege, transfer of assets or receivables on guarantee and any deed or deal or series of deeds or deals whose purpose or effect is to form an asset guaranteeing the interest of the pledgor or of third parties.

“Trading Day” means, with regard to any period corresponding to a Utilization Term, the day on which the prices are ordinarily reported by the leading banks on the European interbank market on deposits in euros, such day being deemed to mean the second Business Day prior to the first day of each Permitted Term or, as appropriate, the first day of each Utilization Term.

“Business Day” means a day (other than a Saturday or Sunday) that is a TARGET Day on which the banks are open for normal business in Milan.

“Group” means the Beneficiary and its Subsidiaries.

“Total Revolving Credit Facility Commitment” means an overall amount not exceeding €100,000,000.00 (one hundred million euros) in the aggregate for the entire term of the Loan.

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“Tax Indemnity” means a payment made by the Beneficiary to the Bank with regard to a Tax Withholding or an indemnity relating to a Charge pursuant to the Financial Documents.

“Revolving Credit Facility” has the meaning referred to in Article 2.1 (Loan).

“Higher Charges” means:

(a)	an additional cost or increase in a cost;

(b)	a reduction in income relating to the Financial Documents due to a reduction in the Margin; or

(c)	a reduction in an amount due and payable pursuant to any Financial Document;

incurred or borne by the Bank or by one of its Associates whenever it is attributable to the signature of any Financial Document or to its participation in the Loan or in the fulfilment of its obligations pursuant to a Financial Document.

“Margin” means 70 percentage points on an annual basis.

“Own Resources” means:

(a)	the share capital and available reserves;

(b)	the shareholder loans, provided they are fully subordinate to the Loan, by way of principal, interest and any other amount payable for any reason, under satisfactory terms and conditions for the Bank; and

(c)	non-recoverable loans, by way of capital and future increase in capital, provided that, in each case, they are not repayable to shareholders.

“Sanctioned Nation” means a nation or a territory that is subject to Sanctions at any time or whose government is at any time subject to Sanctions generally prohibiting relations with that government, territory or nation.

“FATCA Legislation” means:

(a)	sections 1471 to 1474 of the Code or any related official regulation or legislation;

(b)	any treaty, law, or official regulation or legislation implemented in any other jurisdiction, or relating to an intergovernmental agreement between USA and any other jurisdiction, which (in both cases) facilitates the implementation of the legislation indicated in paragraph (a) above; and

(c)	any agreement concluded with the United States Internal Revenue Service, the US government or any government or tax authority present in any other jurisdiction following implementation of the legislation referred to in paragraphs (a) or (b) above.

“Extraordinary Transactions” means any merger, demerger, increase or reduction in share capital or purchase of treasury shares.

“Related Party” has the meaning referred to in the Consob Regulation adopted with decision no. 17221 of 12 March 2010 (as subsequently amended).

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“Parties” means the parties to this Agreement.

“Clean Down Period” has the meaning attributed to that term in Article 1.1(d) of this Agreement.

“Utilization Term” means a period, at the Beneficiary’s option in the relevant Utilization Request, of 1 (one) month, 3 (three) months or 6 (six) months commencing on the relevant Utilization Date (included) of a Utilization and ending on the Utilization Expiry Date (included), without prejudice to the fact that, if no choice is made by the Beneficiary, that period shall be equal to six months.

“Period of Availability” means the period of time between the Date of Signature and the date falling one month prior to the Final Expiry Date.

“Exempt FATCA Person” means a Party or Sub-Participant entitled to receive payments not liable to a FATCA Withholding.

“Accounting Principles” means:

(a)	with regard to companies under Italian law, the legal principles applicable at any time, on the preparation of the statutory financial statements as supplemented by the Consiglio Nazionale dei Commercialisti [National Association of Chartered Accountants], by the documents issued by the OIC (Organismo Italiano di Contabilita [Italian Accountancy Body]);

(b)	if applied, the International Accounting Standards or International Financial Reporting Standards (as appropriate) adopted by the International Accounting Standards Board (IASB); or

(c)	with regard to companies incorporated under a law other than Italian law, the accounting principles approved by the equivalent accountancy body.

“Intellectual and Industrial Property” means the rights of ownership and use of trade marks (registered or otherwise), distinguishing marks, enterprises, names or company names, Internet domain names, works, computer programs, designs, slogans, patents (including any patent application), copyright and related rights, rights to databanks, industrial and commercial secrets, confidential information, industrial, commercial and technical information, know-how, formulae, algorithms, models, ornamental designs, methodologies and any other similar intellectual and industrial property rights, whether registered or otherwise.

“Renewal Request” has the meaning referred to in Article 5.2 (Renewal of Utilizations).

“Utilization Request” means the request for drawdown of the amounts to be used on the Revolving Credit Facility sent by the Beneficiary to the Bank in the wording referred to in Part 1 (Utilization Request) of Annex 2 (Utilization Request and Renewal Request).

“FATCA Withholding” means a withholding, deduction or subtraction provided for by the FATCA Legislation regarding a payment due pursuant to the Financial Documents.

“Tax Withholding” means any withholding, deduction, subtraction or final withholding or withholding on account relating to a Charge or other payment to a government authority or other public authority, imposed by the law of any jurisdiction, other than a FATCA Withholding.

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“Sanction” means any economic and financial or commercial international sanction, legal or regulatory provision or restrictive measure (including an embargo and freezing of assets) enacted, applied, imposed or asserted by the Office of Foreign Assets Control (OFAC) of the US Treasury Department, by the US Department of State, by the UN Security Council, by the European Union, by the French Republic, by the UK Treasury Department (Her Majesty’s Treasury), by the competent authorities of the Italian Republic or by any other competent authority regarding the aforesaid sanctions.

“Basic Asset Position” means:

(a)	the Beneficiary’s consolidated financial statements as at 31 December 2020, as duly approved and certified; and

(b)	the Beneficiary’s financial statements as at 31 December 2020, as duly approved.

“Reference Shareholder” means Marino Golinelli & C. S.a.p a., a company formed pursuant to Italian law with registered office at Galleria Cavour n. 4, Bologna, entered in the Bologna Companies Register under no. 03704150378.

“Sanctioned Party” means a person subject to Sanction or a person detained or controlled by a person subject to Sanction.

“Participating Member State” means a Member State of the European Union that has adopted the euro as the currency with legal tender pursuant to the EU legislation on the European Monetary Union.

“TARGET Day” means a day on which the payment system known as the Trans-European Automated Real-time Gross Settlement Express Transfer 2 is operational for the settlement of payments in euros.

“Charge” means any charge, tax, stamp tax, levy, tax withholding, duty or tax charge of any kind, present or future, howsoever called (including, without limitation, relevant additional expenses, surcharges, sanctions, default interest or penalties relating thereto).

“Interest Rate” has the meaning attributed to that term in Article 8.1 (Calculation of Interest).

“Benchmark Rate” means the EURIBOR for a reference period equal to the duration of the Utilization Term applicable as reported on the Trading Day and notified by the Bank to the Beneficiary pursuant to this Agreement.

“TUIR” means Presidential Decree No. 917 of 22 December 1986 and subsequent amendments and additions.

“Utilization” means a Utilization drawn down or renewed on the Revolving Credit Facility pursuant to this Agreement.

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1.2.	Other interpretative provisions

(a)	In this Agreement, save as otherwise indicated:

(i)	the term authorizations means and includes any authorization, license, permit, concession and other similar measure;

(ii)	the term assets means and includes present and future tangible and intangible assets and, where the context allows, present and future financial and non-financial rights;

(iii)	the term transfer and derivations thereof mean any assignment, sale or transfer for any reason of ownership of an asset or of a right;

(iv)	the term dispute means any judicial, arbitration or administrative proceedings (including, by way of example, enforcement, attachment and confiscation proceedings and proceedings for the settlement of disputes other than arbitration) pending before any ordinary or special judicial or administrative authority, tax authority, body performing judicial functions or arbitrator or arbitration panel, in Italy or abroad;

(v)	the expression legal or regulatory provision means any legislative, regulatory or administrative provision, having the force of law or regulation at national or local level, and any other source of law or directive, even if not legally binding, issued by a competent authority;

(vi)	the term indebtedness means and includes any pecuniary obligation (whether main or ancillary);

(vii)	the term change and derivations thereof mean and include any change, supplement and novation;

(viii)	the expression insolvency proceedings means and includes (i) bankruptcy or other insolvency proceedings, including, by way of example but not exhaustively, an arrangement with creditors, composition, compulsory administrative liquidation, special administration, special administration of large companies in a state of insolvency, the appointment of an official receiver or similar body, arrangement proposals, restructuring agreements (as well as partial debt restructuring, including those referred to in article 182-bis of the Bankruptcy Law) or other agreements, moratoria or restructuring agreements pursuant to article 182septies of the Bankruptcy Law, the appointment of an expert pursuant to a recovery plan pursuant to article 67(3) of the Bankruptcy Law, submission of a “pre-arrangement” application referred to in article 161(6) of the Bankruptcy Law and any other procedure indicated as a “recovery procedure” or “liquidation procedure” in Legislative Decree No. 170 of 21 May 2004 and (ii) the insolvency proceedings or measures provided for by existing or future foreign legislation and/or national legislation that has entered into force since 15 August 2020 having similar purposes and/or effects to the proceedings and/or measures provided for in point (i) above;

(ix)	the term administrative order means any order issued in any form by an administrative or regulatory authority at national or local level;

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(x)	the term judicial order means any order issued in any form by an ordinary, administrative or special judicial authority;

(xi)	the term person means and includes any natural or legal person, under private or public law, and any entity even without its own legal personality;

(xii)	the expression confidential information and data means the documents and information supplied by the Beneficiary to the Bank in relation to the transaction forming the subject of this Agreement and that supplied by the Beneficiary to the Bank at any time pursuant to Article 15 (Obligations to provide Information) of this Agreement;

(xiii)	the reference to a currency is deemed to mean any reference to the currency having legal tender in the reference State;

(xiv)	an existing Material Event means a Material Event that has not been remedied or for which the Bank has expressly waived using the remedies provided for by the Agreement and by the law relating thereto.

(xv)	the references to a legal or regulatory provision are deemed to mean any provision as may be amended and includes the applicable provisions and relevant secondary legislation;

(xvi)	the references to an Article or an Annex are deemed to mean an article or an annex of this Agreement;

(xvii)	the references to a person include his universal successors;

(xviii)	the references to a Financial Document or to another document are deemed to mean that Financial Document or other document as amended at any time;

(xix)	the references to times of the day are deemed to mean Milan time.

(b)	Save as otherwise provided for, the references to periods of one or more months are deemed to mean the period commencing on one day of a calendar month and ending on the numerically corresponding day in the following calendar month or in a different month of expiry, except that:

(i)	if the numerically corresponding month is not a Business Day, the period shall end on the immediately following Business Day or, if that Business Day falls in the following month, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the month of expiry, the period shall end on the last Business Day in the month of expiry; and

(iii)	notwithstanding the provisions of paragraph (i) above, a period commencing on the last Business Day of one month shall end on the last Business Day of the following month or of the different month of expiry.

(c)	Save as otherwise provided for:

(i)	the references to a Party shall not include that Party if it has ceased to be a Party pursuant to this Agreement;

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(ii)	a term or expression used in another Financial Document or in a communication made pursuant to a Financial Document has the meaning referred to in this Agreement;

(iii)	the Beneficiary’s non-pecuniary obligations pursuant to the Financial Documents shall remain in force until all its pecuniary obligations to the Bank have been fulfilled; and

(iv)	in the event of a conflict between the provisions of this Agreement and the provisions of another Financial Document, the provisions of this Agreement shall prevail.

(d)	The headings to the Articles, paragraphs and Annexes of this Agreement are inserted purely to facilitate the reading hereof and may not be used to interpret the contractual provisions.

2.	LOAN

2.1.	Loan

(a)	Under the conditions provided for by this Agreement, the Bank shall grant a revolving credit facility for an overall amount equal to €100,000,000.00 (one hundred million euros) (the “Revolving Credit Facility”), to be used as provided for in Article 5 (Drawdown).

(b)	The Revolving Credit Facility shall be granted in favor of the Beneficiary.

3.	PURPOSE

3.1.	Intended use of the Loan

Each Utilization of the Revolving Credit Facility may be used by the Beneficiary solely to satisfy the requirements connected with the Beneficiary’s general cash requirements, including the payment of costs connected with the Loan.

3.2.	Absence of audit duties

The Bank shall not be required to check that the Beneficiary’s use of the Loan complies with the provisions of this agreement.

4.	CONDITIONS PRECEDENT

4.1.	Conditions precedent for the efficacy of the Loan Agreement.

The efficacy of this Loan Agreement is conditional upon the Bank receiving from the Beneficiary all the documents and figures referred to in Annex 1 (Conditions precedent) Part I (Conditions precedent for the efficacy of the Loan Agreement) in the form and with content considered satisfactory by the Bank. It remains understood that, if the conditions precedent referred to in Annex 1 (Conditions precedent) Part I (Conditions precedent for the efficacy of the Loan Agreement) have not been met and/or the Bank has not waived them by the twentieth Business Day following the Date of Signature, the Revolving Credit Facility shall be deemed to be cancelled and the Parties shall be deemed to be reciprocally released from any obligation and duty deriving from the Financial Documents, without prejudice to the Beneficiary’s obligation to pay the Organization Fee if it is not yet paid at that date.

4.2.	Conditions precedent for the drawdowns and/or renewals of the Utilizations

Each drawdown and/or renewal of a Utilization, to be made within the relevant Period of Availability, shall be conditional upon (i) the satisfaction, by the date of submission of the relevant Utilization Request and/or, as appropriate, Renewal Request, of all the conditions precedent referred to in Annex 1 (Conditions precedent) Part II (Conditions Precedent for the drawdowns and/or renewals of the Utilizations) of this Agreement in a form and substance reasonably acceptable to the Bank; and (ii) the continuation thereof on the relevant Utilization Date and/or renewal date.

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4.3.	Waiver of the Conditions

The Parties reciprocally note that the conditions precedent referred to in this Article 4 (Conditions Precedent) are not merely potestative and are established in the sole interest of the Bank which may, therefore, in its own unquestionable opinion, waive them, in full or in part, notifying the Beneficiary thereof in writing.

5.	DRAWDOWN

5.1.	Utilization Procedure

(a)	Subject to fulfilment of the conditions precedent laid down in Article 4 (Conditions Precedent) hereof, the Bank shall, within the limits and according to the terms laid down in this Agreement, provide for the drawdown of a Utilization of the Revolving Credit Facility for the Beneficiary within the relevant Period of Availability with value on the Utilization Date, if the following circumstances jointly apply:

(i)	by 11:00 (Italian time) on the 3rd (third) Business Day prior to the Utilization Date, the Bank has received from the Beneficiary a Utilization Request signed by an authorized signatory of the Beneficiary; and

(ii)	each Utilization Request, which shall be deemed to be irrevocable, contains the following:

(A)	the relevant Utilization Date, which (1) shall coincide with a Business Day; and (2) in any event, may not fall after the Period of Availability; and

(B)	the Utilization Term relating to the Utilization Requested, which may be 1 (one), 3 (three) or 6 (six) months at the Beneficiary’s option;

(C)	the amount of the Revolving Credit Facility whose drawdown is requested (the “Requested Utilization Amount”), which may not in any event:

(I)	be less than €1,000,000.00 (one million) and in any event in multiplies of €500,000.00 (five hundred thousand); and

(II)	be more than the Total Revolving Credit Facility Commitment minus (i) the amounts of the existing Utilizations (including that forming the subject of total or partial renewal); and (ii) the amounts of the Utilizations for which the Utilization Request and/or the Renewal Request is pending;

(D)	irrevocable instructions to the Bank to credit the Requested Utilization Amount to the Current Account.

(b)	The Parties agree that the Revolving Credit Facility may be used, subject to fulfilment of (i) the relevant conditions precedent referred to in Article 4 (Conditions Precedent) of this Agreement; and (ii) the provisions of this Article 5.1 (Utilization Procedure) of this Agreement, by the drawdown of one or more Utilizations, without prejudice to the fact that in no event may more than 5 (five) Utilizations exist at the same time.

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(c)	The amounts of the Revolving Credit Facility for which no Utilization Request and/or Renewal Request has been made upon expiry of the Period of Availability shall be deemed to be revoked and may no longer be used by the Beneficiary.

5.2.	Renewal of Utilizations

(a)	The Beneficiary has the right to request the partial or total renewal – for a period equal to the Term of a Utilization and for amounts of not less than €1,000,000.00 (one million) and in any event in multiplies of €500,000.00 (five hundred thousand) – of the Utilizations already provided on the Revolving Credit Facility.

(b)	The bank shall implement the renewal if the following circumstances jointly apply:

(i)	by 11:00 (Italian time) on the 3rd (third) Business Day prior to the Expiry Date of a Utilization, the Bank has received the relevant renewal request from the Beneficiary according to the model provided in Annex 2 (Drawdown request and Renewal Request) Part II (Renewal Requests) to this Agreement (the “Renewal Request”), containing the information and insertions referred to in Article (a)(ii) insofar as they are compatible with the renewal;

(ii)	the conditions precedent referred to in Annex 1 (Conditions Precedent) Part II (Conditions precedent for the drawdown and/or renewal of Utilizations) of this Agreement have been fulfilled; and

(iii)	the amount for which partial or total renewal is requested, plus (i) the amounts of the existing Utilizations (including those forming the subject of total or partial renewal) and (ii) the amounts of the Utilizations for which the Utilization Request and/or the Renewal Request are pending, does not exceed the Total Revolving Credit Facility Commitment applicable at any time.

(c)	It remains understood that, for the purposes of calculating interest, the renewal of the Utilizations shall be deemed to be equivalent to a new Utilization Term and the value date of the renewal shall be that of the Utilization Expiry Date, with regard to the Utilization forming the subject of renewal.

6.	REPAYMENT AND RENEWALS OF UTILIZATIONS

(a)	Subject, however, to the provisions of Articles 7 (Early Repayment and Cancellation) and 18 (Material Events), the Beneficiary undertakes to return, in a single instalment, the entire amount of each Utilization provided for it on the relevant Utilization Expiry Date. The amounts of the Utilizations repaid at the relevant Utilization Expiry Date may be reused or renewed by the Beneficiary according to the terms, and within the limits and conditions, provided for by this Agreement by the expiry date of the Period of Availability, subject, however, to the fact that, disregarding any different provision of this Agreement, the Utilizations existing at the Final Expiry Date shall be repaid, in a single instalment, at the Final Expiry Date.

(b)	In the event of renewal – pursuant to, and observing and without prejudice to the terms and conditions referred to in Article 5.2 (Renewal of Utilizations) above – of the amounts of a previous Utilization, if the amount forming the subject of renewal:

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(i)	is lower than that of the previous Utilization, observing the limit laid down in Article (a), however, the Beneficiary shall repay the difference at the Utilization Expiry Date relating to the previous Utilization;

(ii)	coincides with that of the previous Utilization, it shall not give rise to any repayment or drawdown;

(iii)	higher than that of the previous Utilization, the Bank shall provide the difference on the date and with the value on expiry of the previous Utilization;

without prejudice, in any event, to the Beneficiary’s obligation to pay, on the relevant Utilization Expiry Date, the interest and other charges accrued on the Utilization at any time.

(c)	At any time during the Period of Availability, the Beneficiary shall have the right to request the revocation of all or part, in amounts of not less than €500,000.00 (five hundred thousand) and, in any event, in multiples of €1,000,000.00 (one million), of the Total Revolving Credit Facility Commitment by sending – at least 5 (five) Business Days prior to the date on which the Beneficiary wishes the revocation to take effect – written notification to the Bank indicating the amount forming the subject of revocation and the date planned for such revocation. At that date, the Total Revolving Credit Facility Commitment shall be deemed to be revoked and cancelled in an amount equal to the amount indicated by the Beneficiary in the aforesaid written notification and that amount may no longer be used by the Beneficiary.

(d)	As from 1 January 2023, the Beneficiary undertakes to ensure that, for at least 5 (five) consecutive Business Days (“Clean Down Period”) during the course of each twelve-month period as from the aforesaid date, the amount of the existing Utilizations does not exceed an amount equal to 50% (fifty per cent) of the Total Amount of the Revolving Credit Facility existing at any time, it remaining understood that at least 6 (six) months must elapse between one Clean Down Period and the next.

7.	EARLY REPAYMENT AND CANCELLATION

7.1.	Compulsory early repayment – violation of the law

(a)	If the Bank become aware that its participation in the Loan or the fulfilment of the obligations assumed by it pursuant to the Financial Documents violates legal or regulatory provisions applicable thereto enacted after the Date of Signature and, on that account, the portion of the Loan drawn down must, if provided for by such legal or regulatory provisions, be fully repaid, the Bank shall notify the Beneficiary promptly thereof.

(b)	At the Beneficiary’s request, the Bank shall initiate negotiations in good faith in order to reach an agreement on possible remedies to avoid the aforesaid violation of the law or illegality.

(c)	Following the notification referred to in paragraph (a) above, if the agreement referred to in the foregoing paragraph is not reached within 20 (twenty) Business Days as from the notification to be given as from that date or, in any event, if earlier, by the last day permitted by the applicable legislation:

(i)	the Beneficiary shall, on the date indicated in paragraph (b) above, repay the Utilizations provided by the Bank in full; and

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(ii)	such Utilizations shall automatically be cancelled in full with effect from the date of the notification.

7.2.	Compulsory early repayment – Change of Control

(a)	For the purposes of this Article 7.2 (Compulsory early repayment – Change of Control), a “Change of Control” shall occur if, at any time, the Reference Shareholder ceases to hold, at any time, either directly or indirectly, an interest equal to 50.01% in the Beneficiary’s share capital representing, at any time, the majority of votes able to approve resolutions of the Beneficiary’s ordinary and (on the first call) extraordinary shareholders’ meeting and such as to determine the appointment of the majority of members of the Beneficiary’s board of directors, without prejudice in any event to the right of veto provided for the “B Shareholders” (as defined pursuant to the Beneficiary’s articles of association in force on the Date of Signature) as provided for by the Beneficiary’s articles of association in force on the Date of Signature.

(b)	The Beneficiary shall notify the Bank immediately of any Change of Control for the purposes of the provisions of paragraph (a) above.

(c)	Following a Change of Control involving a change in the structure as described in paragraph (a) above, the Bank shall have the right to cancel the Loan. Following cancellation of the Loan, the Beneficiary shall immediately repay the existing Utilizations and pay the interest and any other amount due to the Bank pursuant to the Financial Documents.

7.3.	Compulsory early repayment – transfer of activities

(a)	The Beneficiary shall notify the Bank immediately in writing of the transfer to third parties of all assets or of the substantial part or the activities of the Group overall.

(b)	Following transfer of all the assets or the substantial part or the activities of the Group:

(i)	the Bank shall have the right to cancel the Loan; and

(ii)	the Beneficiary shall immediately repay the existing Utilizations and pay the interest and any other amount due pursuant to the Financial Documents.

7.4.	Optional early repayment

The Beneficiary may repay the Loan early at any time (except for the payment of the Costs of Reuse, if the early repayment does not coincide with the expiry of a Utilization Term), giving the Bank not less than 5 (five) Business Days’ notice, at its discretion.

7.5.	Optional cancellation

The Beneficiary may cancel, in full or in part, the unused amount of the Revolving Credit Facility at any time, giving the Bank not less than 5 (five) Business Days’ notice.

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7.6.	Other provisions

(a)	Notifications of repayment or cancellation sent by the Beneficiary pursuant to this Agreement shall specify the repayment date or effective cancellation date and the relevant amount forming the subject of repayment or cancellation.

(b)	Any early repayment pursuant to this Agreement shall be made together with the payment of the interest accrued on the amount forming the subject of repayment. No premiums or penalties shall be applied to early repayments, whether voluntary or compulsory, without prejudice in any event to any Costs of Reuse if the early repayment does not coincide with the expiry of a Utilization Term.

(c)	The Beneficiary may not cancel the Loan or repay any existing Utilization early apart from the cases expressly provided for by this Agreement.

(d)	The amounts of the Loan cancelled pursuant to this Agreement may not be subsequently made available to the Beneficiary again.

8.	INTEREST

8.1.	Calculation of interest

The interest rate of the Revolving Credit Facility applicable to the Utilizations for each Utilization Term shall be equal to the Benchmark Rate applicable at any time plus the Margin (the “Interest Rate”).

8.2.	Payment of Interest

(a)	The Beneficiary shall pay, in arrears, on the relevant Utilization Expiry Date and with the same value date, the interest accrued on each Utilization at any time, at the Interest Rate, in relation to the period elapsing between the relevant Utilization Date (included) and the relevant Utilization Expiry Date (excluded). The interest calculated based on the Interest Rate shall be paid as provided for in Article 10 (Tax and Other Charges) of this Agreement.

(b)	If a Utilization Expiry Date does not fall on a Business Day, that Utilization Expiry Date shall be deferred to the immediately following Business Day in the calendar month in progress, or shall be brought forward to the immediately previous Business Day if the Utilization Expiry Date falls on a day (other than a Business Day) corresponding to the last day of the calendar month.

(c)	Notwithstanding any different provision of this Agreement, the Utilization Term, in relation to each existing Utilization, shall end no later than the Final Expiry Date.

8.3.	Default interest

(a)	In the event of late payment by the Beneficiary of any amount by way of principal, interest or other amount due pursuant to this Agreement in relation to the Revolving Credit Facility, default interest shall be payable – calculated at a rate equal to the applicable Interest Rate plus 2 percentage points per annum on the aforesaid sums due and outstanding – for a period of time running from the day on which the payment should have been made (included) to the day of actual payment (excluded), it remaining understood that such period shall be subdivided into successive periods, each of which (apart from the first which shall commence on the day on which the payment should have been made (excluded)) shall run from the last day of the previous period and the term of each one shall be selected by the Bank.

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(b)	Without prejudice to the Bank’s right to declare this Agreement terminated owing to the Beneficiary’s default pursuant to Article 18 (Material Events) of this Agreement (where applicable) and to obtain the full repayment of the residual sums due by way of principal, interest and any ancillary charges, and greater losses established, resulting from the aforesaid default, default interest shall accrue, even in the event of application of the acceleration clause in respect of the Beneficiary, automatically, without the need for any notice or notification of default.

8.4.	Notification of the applicable interest rate

The amount of interest relating to each Utilization for each Utilization Term shall be (i) calculated by the Bank for the number of actual days elapsed included in the Utilization Term, divided by 360 (three hundred and sixty) and (ii) shall be notified by the Bank to the Beneficiary in writing within 2 (two) Business Days following receipt of the relevant Utilization Request by the Bank and, in any event, not after the relevant Utilization Date, without prejudice to the fact that the applicable Interest Rate shall be notified by the Bank to the Beneficiary in writing promptly after the relevant Trading Day. It remains understood that the calculation of interest based on the actual calendar days divided by 360 (three hundred and sixty) has been expressly negotiated between the parties in relation to the EURIBOR and the Margin on the Revolving Credit Facility.

8.5.	Provisions regarding usury

If the overall amount payable by the Beneficiary for the Revolving Credit Facility constitutes a violation of the provisions of Law No. 108 of 7 March 1996, and subsequent amendments and additions, it shall be deemed to be automatically reduced so that it is equal to the maximum limit permitted by law.

9.	TRANSPARENCY RULES

Pursuant to and in accordance with the provisions on transparency adopted with Article 9.1 of the CICR [Interministerial Credit and Savings Committee] Resolution of 4 March 2003, which entered into force in October 2003 (as amended by Ministry of Economy and Finance Decree No. 117 of 3 February 2011), and the subsequent rules on transparency applicable to banking and financial transactions and services enacted by Banca d'Italia on 15 July 2015 and published in the Gazzetta Ufficiale [Official Gazette] on 29 July 2015 (as amended at any time, the "Transparency Rules"), the Parties reciprocally recognize and declare that this Agreement and the Financial Documents, and the relevant terms and conditions, have been negotiated on an individual basis and, consequently, this Agreement and the rest of the Financial Documents fall into the category of contracts "forming the subject of individual negotiations" which are excluded from the application of Section II of the Transparency Rules.

10.	TAX AND OTHER CHARGES

10.1.	Liability for Charges

Save as provided for in Article 23.2 (Transfers by the Bank), and except in the case where charges are payable as a result of the voluntary registration of one or more Financial Documents by the Bank (except when such voluntary registration is necessary in order to establish, exercise, assert or render valid, effective or enforceable the rights held by such persons pursuant to this Agreement and the rest of the Financial Documents), the Beneficiary shall bear the charges relating to all stamp and registration taxes and other similar Charges applicable to the signature, implementation and enforcement of the Financial Documents.

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10.2.	Tax credits

In this Article 10 (Tax and other charges), “Tax Credit” means a credit accrued or tax relief on the payment of a Charge (or the refund thereof).

10.3.	Gross-up

(a)	The Beneficiary shall make all the payments due pursuant to the Financial Documents without Tax Withholdings, excluding the Tax Withholdings required by law.

(b)	If one of the Parties becomes aware that the Beneficiary is required to make a Tax Withholding (or changes in the tax base), it shall promptly notify the other Parties.

(c)	If a Tax Withholding must be applied by law, the amount of the payment due by the Beneficiary shall be increased by an amount (the “Additional Amount”) so that the amount received by the Bank (net of the Tax Withholding, including in relation to the Additional Amount) is equal to the amount that the Bank would have received in the absence of the Tax Withholding.

(d)	No Additional Amount shall be payable by the Beneficiary in respect of a Tax Withholding applicable to the payments due pursuant to this Agreement if, on the date on which the payment is due, the Bank:

(i)	is not or has ceased to be a Qualified Bank for reasons other than a change in (or in the interpretation or application of) a legal or regulatory provision or a treaty for the avoidance of double taxation or in the official practice of the competent tax authority made after the date on which it became the Bank;

(ii)	while identified as a Qualified Bank pursuant to letters (c) and (d) of the definition of “Qualified Bank” referred to in Article 1.1 above, it has failed to duly provide for the Beneficiary the documentation and/or information referred to in letter (g) below.

(e)	If a Tax Withholding must be applied by law, the Beneficiary shall pay it pursuant to the law, including the amount of the Tax Withholding on any Additional Amount paid.

(f)	Within 30 (thirty) days of the application of the Tax Withholding or of the payment made in relation to the Tax Withholding, the Beneficiary shall hand over to the Bank the documentation providing evidence of the Tax Withholding made or, where applicable, of the payment to the competent tax authorities.

(g)	The Bank, identified as a Qualified Bank within the meaning of letters (c) or (d) of the definition of “Qualified Bank” referred to in Article 1.1 (Definitions) above, undertakes to cooperate in order to provide the Beneficiary, within 5 Business Days prior to the interest payment date provided for by this Agreement, with any certification, document, affidavit and/or information required for the Beneficiary to be able to make such payments without the application of any Tax Withholding.

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10.4.	Tax indemnities

(a)	Save as provided for in paragraph (b) below, the Beneficiary undertakes to indemnify the Bank and hold it harmless in respect of any cost, loss, charge or tax liability (by way of principal, interest and any penalties incurred by the Bank) existing at any time, that it should incur, even following the full repayment of all the sums due pursuant to the Financial Documents, in relation to payments received or receivable pursuant to any of the Financial Documents, provided it is reasonably incurred and duly documented.

(b)	The provisions of paragraph (a) above shall not apply:

(i)	to the Charges paid by the Bank calculated with regard to the taxable income (or those relating to an equivalent aggregate tax base as defined in the relevant national tax provisions on income tax, including, by way of example but not exhaustively, IRAP [regional production tax]); or

(ii)	if the cost, loss, charge or tax liability is offset by the Beneficiary pursuant to another provision of this Agreement or another Financial Document (or would have been if an exception to that provision had not applied); or

(iii)	to a FATCA Withholding.

(c)	If it believes it has a right to an indemnity pursuant to paragraph (a) above, the Bank shall promptly notify the Beneficiary of the event that has or will give rise to the indemnity itself.

10.5.	Tax Credit

(a)	If the Beneficiary has provided a Tax Indemnity or paid an Additional Amount and the Bank determines in good faith that:

(i)	the Tax Indemnity or the payment of the Additional Amount has given rise to a Tax Credit; and

(ii)	the Bank has used that Tax Credit;

the Bank shall pay the Beneficiary an amount equal to the amount of the actual benefit derived for the Bank from the use of the Tax Credit, so that, after paying that amount to the Beneficiary, the Bank is in the same position as it would have been in in the absence of the circumstances giving rise to the Tax Indemnity or to the payment of the Additional Amount. The Bank is in no event required to keep the Beneficiary informed of its tax and accounting position.

If the Bank makes a payment pursuant to paragraph (a) above and subsequently finds that the Tax Credit relating to which that payment was made was not allowed, or has been refused or that it is unable to use that Tax Credit in full, the Beneficiary shall, within 20 (twenty) Business Days of the Bank’s request, repay to the Bank itself an amount which shall be determined by it in good faith, so that, following such repayment, the same Bank is in the same financial position, net of the tax effect, as it would have been in if the Tax Credit had been obtained and fully used and recognized.

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10.6.	Value added tax

(a)	All amounts payable by the Beneficiary pursuant to this Agreement (including the amounts due by way of indemnity or repayment) shall be deemed to exclude VAT (or other similar Charges) applicable thereto. If such Charges should be applicable, the Beneficiary required to make the payment pursuant to this Agreement shall pay the amount of such Charges to the Bank at the same time, as well as the amount owing by it.

(b)	The Loan transaction referred to in this Agreement constitutes a transaction falling within the scope of application of VAT as an exempt transaction, pursuant to articles 3 and 10(1)(1) of Presidential Decree No. 633 of 26 October 1972 (“VAT Decree”).

10.7.	FATCA Withholding

(a)	Each Party may apply the FATCA Withholding required by the FATCA Legislation, and make the payments requested with regard to the FATCA Withholding, and no Party shall be required to increase the payment liable to the FATCA Withholding or in any event to indemnify the beneficiary in respect of the payment made in relation to the FATCA Withholding.

(b)	Each Party aware of its obligation to apply a FATCA Withholding in relation to a payment due by it (or of changes in the rate of the FATCA Withholding) shall promptly notify the beneficiary of the payment, the Beneficiary and the Bank thereof.

11.	HIGHER CHARGES

11.1.	Higher Charges

Save as provided for below in this Article 11 (Higher Charges), the Beneficiary shall pay the amount of any Higher Charge borne by the Bank following:

(a)	the introduction of a legal or regulatory provision, or a change in a legal or regulatory provision; or

(b)	a change in the interpretation or application of a legal or regulatory provision;

after the Date of Signature;

or, alternatively, repay in full the portion of the Loan provided by the Bank, and pay the interest and any other amount due within 30 (thirty) Business Days of the information notice referred to in Article 11.3 (Information Notice) of this Agreement].

11.2.	Exceptions

The Beneficiary shall not be required to make any payments owing to Higher Charges if the Higher Charge:

(a)	is offset pursuant to another provision of this Agreement (or is not owing to an express exception to that provision);

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(b)	is represented by the overall net income tax of the Bank or one of its Associates;

(c)	is attributable to the default by the Bank or by one of its Associates on legal or regulatory provisions; or

(d)	is attributable to a FATCA Withholding.

11.3.	Information Notice

The Bank shall inform the Beneficiary of the circumstances giving rise to the Higher Charge and the amount thereof determined in good faith.

12.	COOPERATION

12.1.	Cooperation

(a)	The Bank, on consultation with the Beneficiary, shall endeavor to mitigate the effects of events or situations giving rise or that may give rise to:

(i)	a Tax Indemnity or Higher Charge borne by the Beneficiary;

(ii)	the Bank’s right to request the early repayment or cancellation of the Loan owing to violation of the law; or

(iii)	reserve charges imposed by the European Central Bank;

undertaking the appropriate actions for that purpose.

(b)	The Bank shall not be required to undertake any action pursuant to this Article 12.1 (Cooperation) if that may cause it any loss, based on the Bank’s reasonable opinion.

(c)	The Beneficiary shall be required to indemnify the Bank for all costs and expenses reasonably borne and duly documented by the Bank following any measure adopted by it pursuant to this Article 12.1(Cooperation).

12.2.	Management of the Bank’s activities

Notwithstanding any other provision of this Agreement, the Bank:

(a)	may freely manage and organize its activities (in the tax field and in any other field) without any constraints or interference;

(b)	shall not be required to disclose any data or information on its activities (in the tax field or in any other field) or on the procedure for determining its own tax burden.

13.	PAYMENTS

13.1.	Place

Save as otherwise specified, all the payments to be made to the Bank pursuant to the Financial Documents shall be made into the Current Account.

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13.2.	Currency

The payments to be made to the Bank pursuant to the Financial Documents shall be made in euros with value established on the date on which the payment is due and at the time and with the procedure specified by the Bank having regard to market practice in the place and with regard to the currency of payment.

13.3.	Foreign Currencies

(a)	The amounts relating to the repayment of costs and expenses shall be payable in the currency in which they have been incurred.

(b)	Any other amount payable pursuant to the Financial Documents shall be payable in euros.

13.4.	Business Days

If a payment pursuant to the Financial Documents has to be made on a date that is not a Business Day, the payment shall be made on the immediately following Business Day or, if that Business Day falls in the following month, on the immediately previous Business Day, provided in any event that it is not after the Final Expiry Date.

13.5.	Due Dates

If the Financial Documents do not expressly indicate when a certain amount is due, the relevant payment shall be made within 5 (five) Business Days of the Bank’s request.

13.6.	Partial payments

Without prejudice to the provisions of Article 5.1 (Utilization Procedure), if not otherwise provided for, if the Bank receives a partial payment of the amount due and payable by the Beneficiary, that payment shall be allocated in accordance with the Financial Documents in the following order of application:

(a)	firstly, to the repayment of the costs, expenses, taxes, charges and fees payable by the Beneficiary to the Bank, pursuant to this Agreement under the Financial Documents;

(b)	secondly, to the payment of the sums due by way of interest accrued on the Utilized Amount and the Costs of Reuse, if due;

(c)	thirdly, to the payment of any default interest accrued on the Amount provided for the Beneficiary prior to or on the date on which the early repayment is made and any surplus amount to the payment of interest accrued up to that date and to the payment of ancillary costs payable by the Beneficiary pursuant to this Agreement;

(d)	fourthly, to the repayment of the existing Utilizations.

(e)	fifthly, to the repayment of the sums howsoever payable as a result of the Financial Documents.

14.	REPRESENTATIONS

14.1.	The Beneficiary represents and warrants to the Bank for itself and, where applicable, for its Subsidiaries, as indicated in this Article 14 (Representations), save as otherwise expressly permitted by the other provisions of this Agreement.

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14.2.	Capacity

(a)	The Beneficiary is a limited company set up in the form of a joint-stock company, regularly established and existing in accordance with the current legal provisions and has full legal capacity to carry out the activities currently carried out.

(b)	Each Group company is a limited company regularly established and existing in accordance with the current legal provisions and has full legal capacity to carry out the activities currently carried out.

14.3.	Powers

The Beneficiary may validly conclude and implement and has obtained and is in possession of any authorization necessary to validly conclude and implement the Financial Documents to which it is or will be a party and the transactions provided for by them and such authorizations are valid and effective.

14.4.	Validity

The obligations assumed by the Beneficiary pursuant to the Financial Documents are binding, valid and effective.

14.5.	Absence of violations of the law, articles of association or contracts

Neither the signature nor the implementation by the Beneficiary of the Financial Documents or of the transactions contemplated therein violates:

(a)	any legal or regulatory provision applicable thereto;

(b)	any provision contained in its articles of association; or

(c)	any agreement or other act binding on the Beneficiary, if such violation may have a Material Adverse Effect.

14.6.	Absence of Material Events

(a)	No Material Event exists or will occur as a result of signature of the Financial Documents or the performance of any of the transactions provided for therein.

(b)	No event exists that constitutes default pursuant to any agreement or other act binding on the Group companies that may have a Material Adverse Effect.

14.7.	Authorizations

Each Group company is in possession of all the authorizations necessary to carry out its activities as carried out up to the Date of Signature.

14.8.	Basic Balance Sheet

(a)	The Basic Balance Sheet has been drawn up clearly and substantially in accordance with the Accounting Principles.

(b)	As from the date of the Basic Balance Sheet, there has been no change in the Group’s asset, economic or financial position that might have a Material Adverse Effect.

14.9.	Financial statements, half-yearly reports and monthly reports

(a)	The annual financial statements submitted to the Bank at any time pursuant to Article 15.1 (Financial statements and half-yearly reports) have been drawn up in accordance with the Accounting Principles and provide a true and fair view of the asset and financial position and of the economic result for the financial year of the company to which they refer or, if consolidated, of the Group, at the reference date.

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(b)	The half-yearly reports submitted to the Bank at any time pursuant to Article 15.1 (Financial statements and half-yearly reports) provide a true view of the Group’s economic and asset position at the reference date.

(c)	As from the date of the most recent financial statements and half-yearly reports submitted to the Bank pursuant to this Agreement, no change has occurred in the Group’s activities or asset, economic or financial position such as to give rise to a Material Adverse Effect.

14.10.	Fulfilment of the legal obligations

(a)	The Beneficiary and the other Group companies have correctly complied with all the legal and regulatory provisions applicable thereto, including the tax, social security and environmental provisions, default on which may have a Material Adverse Effect.

(b)	As far as the Beneficiary is aware, no-one among the Beneficiary, any of its Subsidiaries and Associates or the directors, managers, employees, agents and/or representatives thereof is involved on the date of signature of this Agreement in any activities or conduct that could significantly violate a legal or regulatory provision on combating bribery, corruption and money laundering in any relevant jurisdiction and each of such companies has adopted and maintains policies and procedures in order to prevent the violation of such legal or regulatory provisions.

14.11.	Fulfilment of the contractual obligations

The Beneficiary and the other Group companies have not defaulted on any contract arranged or obligation assumed within the scope of their activities, in cases in which default may have a Material Adverse Effect.

14.12.	Disputes

On the Date of Signature, no disputes exist or have been threatened in writing against any Group company that are reasonably likely to have an unfavorable outcome and that, in the event of an unfavorable outcome, are such as to give rise to a Material Adverse Effect.

14.13.	Charges

(a)	Each Group company has duly and fully paid any relevant Charge payable by it, except for the Charges forming the subject of bona fide disputes for which it has set aside a suitable reserve in accordance with the Accounting Principles.

(b)	No claim has been made against any Group company in relation to any Charge and/or social security or welfare contribution such as to give rise to a Material Adverse Effect.

(c)	The Group companies are not required to make outstanding payments based on a payment card or other similar collection document such as to give rise to a Material Adverse Effect.

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(d)	The Group companies have submitted, within the periods and in the manner stipulated by law, all income declarations, other tax declarations and documentation relating to the social security and welfare contributions that have to be submitted by them. Such declarations and such documentation accurately observe all the Group companies’ tax and contribution obligations for the relevant reference periods.

(e)	Each Group company has regularly, correctly and promptly collected and paid all the withholdings applicable by law on the sums paid by them.

14.14.	Intellectual and Industrial Property

(a)	Each of the Group companies has the legitimate use of all the Intellectual and Industrial Property necessary to carry out its activities as currently carried out.

(b)	The Intellectual and Industrial Property of each of the Group companies is valid and does not violate third party rights, either in Italy or abroad (within the limits in which the invalidity or violation may have a Material Adverse Effect) and the same companies have free use and full availability thereof.

14.15.	Ownership and availability of assets

Each of the Group companies has the free availability or the legitimate use of all the tangible and intangible capital goods necessary to carry out its activities.

14.16.	Accuracy and completeness of the information

(a)	All the information supplied by the Beneficiary to the Bank with regard to the Financial Documents is true, complete and accurate from any material aspect on the date on which it has been issued or that on which it is established that it is repeated.

(b)	No Group company has failed to provide any information which, if known, could render the information supplied false or misleading from any material aspect.

14.17.	Pari passu

The payment obligations assumed by the Beneficiary pursuant to the Financial Documents are not subordinate to any unsecured obligation assumed by the Beneficiary and shall at least place them at the same level in relation to the rights of all the Beneficiary’s other unsecured and non-subordinated creditors, except for the privileges established by law.

14.18.	Insolvency

On the Date of Signature, no Group company is insolvent or is any of the situations provided for by articles 2446 and 2447 of the Civil Code or 2482, 2482-bis and 2482-ter of the Civil Code (or, in the case of non-Italian companies, by similar provisions applicable) or is subject to business crises or temporary difficulties in fulfilling its obligations. No Group company has been declared bankrupt, or has undertaken any action to make any declaration of bankruptcy or to subject any of them to any other insolvency proceedings.

14.19.	Financial indebtedness

(a)	On the Date of Signature, no Group company has defaulted on any obligation assumed in relation to its Financial Indebtedness.

(b)	On the Date of Signature, there are no Real Guarantees on any of the assets of the Group companies.

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14.20.	Insurances

Each Group company has arranged and holds adequate insurance policies in accordance with the criteria normally adopted in the sector in which it operates.

14.21.	Related-Party Transactions under market conditions

Each Group company performs transactions with its Related Parties under market conditions.

14.22.	Centre of main interests and establishment

The Beneficiary declares that its “centre of main interests”, according to the definition provided in Article 3(1) of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings (the “2000 Regulation”) and the definition provided in Article 2(4) of Council Regulation (EC) No. 848/2015 on insolvency proceedings (the “2015 Regulation”), is situated in the territory of the Italian Republic and also declares that it has no other “establishment”, according to the definition provided in Article 2(h) of the 2000 Regulation and in Article 2(10) of the 2015 Regulation, in any other jurisdiction.

14.23.	Sanctions

No-one among the Beneficiary, its Subsidiaries and the directors, managers or employees thereof or, as far as the Beneficiary is aware, those of its Associates or the agents and representatives thereof is:

(a)	a Sanctioned Party; or

(b)	a party situated, established or resident in a Sanctioned Nation.

14.24.	Repetition and renewal of the representations

(a)	The representations referred to in this Article 14 (Representations) are issued by the Beneficiary on the Date of Signature.

(b)	Except in the case where a representation refers to a specific date, each representation shall be deemed to be repeated by the Beneficiary on the date of dispatch of each Utilization Request and of each Renewal Request, on each Utilization Date and on the Final Expiry Date.

(c)	When a representation is repeated, it refers to the state of affairs existing at the time of the repetition.

15.	OBLIGATIONS TO PROVIDE INFORMATION

15.1.	Financial statements

The Beneficiary undertakes to send the Bank, in electronic format or in sufficient copies for the Bank, within 150 days of the end of the financial year:

(a)	its financial statements, certified by a leading firm of auditors; and

(b)	the Group’s consolidated financial statements (if they are Associates of the Beneficiary) certified by a leading firm of auditors.

15.2.	Form of the financial statements

(a)	The Beneficiary undertakes to ensure that each financial statement sent to the Bank pursuant to Article 15.1 (Financial statements) is drawn up in accordance with the Accounting Principles and all applicable legal or regulatory provisions.

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(b)	The Beneficiary undertakes to ensure that each annual financial statement submitted to the Bank at any time pursuant to Article 15.1 (Financial statements) provides a true and fair view of the asset and financial position of the Beneficiary or, if consolidated, of the Group, on the date on which it has been drawn up.

15.3.	Certificate of Compliance

(a)	The Beneficiary shall send the Bank a Certificate of Compliance together with each financial statement to be sent pursuant to this Agreement.

(b)	The Certificate of Compliance shall be signed by an authorized signatory and accompanied by a report signed by the Group auditors which shall be in line with the standards of the Associazione Italiana Revisori Contabili.

15.4.	Information - miscellaneous

The Beneficiary shall provide the Bank with the following:

(a)	promptly after delivery thereof, a copy of all the documents submitted by the Beneficiary to its creditors in general (or categories of creditors);

(b)	promptly, once it becomes aware thereof, reasonably detailed information on any dispute in which a Group company is involved that will have a reasonably unfavorable outcome or that, in the event of an unfavorable outcome, will give rise to a Material Adverse Effect;

(c)	promptly, the information and documentation requested by the Bank for the purposes of observance of Law No. 231/2001 and/or the anti-money-laundering legislation (know your customer); and

(d)	promptly, on written request, a list of its Associates updated from time to time.

15.5.	Notification of a Material Event

The Beneficiary undertakes to promptly inform the Bank of any Material Event (and of any actions undertaken to remedy it), once it becomes aware of the occurrence thereof.

15.6.	Financial year

Any change in the date of the financial year made by the Beneficiary shall obtain the Bank’s prior, written consent (which may not be unreasonably refused), it remaining understood that, if such consent is not refused in writing within 5 (five) Business Days of the relevant request, such consent shall be deemed to be validly provided by the Bank. In such event, the Parties, acting in good faith and with due diligence, shall make any relevant amendment to the Financial Documents.

15.7.	FATCA information notice

(a)	Save as provided for in paragraph (c) below, each Party shall, within 10 Business Days of another Party’s reasoned request:

(i)	confirm whether it is or is not an Exempt FATCA Person;

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(ii)	provide the documentation and information on its status pursuant to the FATCA Legislation reasonably requested by the Party or by the Sub-Participant in order to fulfil its obligations pursuant to the FATCA Legislation; and

(iii)	provide the documentation and information on its status reasonably requested by the Party in order to fulfil its obligations pursuant to any applicable legislation (including legislation on the exchange of information).

(b)	If a Party has confirmed that it is an Exempt FATCA Person pursuant to paragraph (a) above and subsequently becomes aware that it does not hold that capacity, or that it ceases to be an Exempt FATCA Person, it shall promptly give the other Party reasoned notification thereof.

(c)	It remains understood that paragraph (a) above shall not bind the Bank, and that paragraph (a)(iii) above shall not bind any Party, to perform any acts that may, in their reasonable opinion, constitute a violation of a law or regulation applicable thereto or a fiduciary obligation or a confidentiality constraint binding thereon.

(d)	If a Party fails to confirm that it is an Exempt FATCA Person and fails to provide the documentation and information requested pursuant to paragraphs (a)(i) and (a)(ii) above, that Party shall not be considered to be an Exempt FATCA Person for the purposes of the Financial Documents, until the Party or Sub-Participant provides the confirmation, documentation and other information requested pursuant to this Article.

16.	FINANCIAL COMMITMENTS

16.1.	Definitions

For the purposes of this Article 16 (Financial commitments):

“Acceptable Bank” means:

(a)	any bank that has a short-term minimum credit rating of A-2 issued by Standard & Poor’s Rating Services, F2 by Fitch Ratings Ltd or P-2 by Moody’s Investor Services Limited or, in the case of a bank established and having its principal place of business in Italy and authorized by Banca d’Italia, that has a short-term minimum credit rating of A-3 issued by Standard & Poor’s Rating Services, F3 by Fitch Ratings Ltd or P-3 by Moody’s Investor Services Limited or any bank or bank subsidiary operating in countries having a lower credit rating than those indicated above, provided that it belongs to a banking group with a credit rating at least equal to those indicated above; or

(b)	any other bank or other financial person approved by the Bank at the Beneficiary’s request, it remaining understood that, if such approval is not refused in writing within 5 (five) Business Days of the relevant request, such consent shall be deemed to be validly provided by the Bank.

“Cash” means, at a consolidated level, the cash, including the credit balances in bank current accounts, provided they are immediately free and available; and

(a)	certificates of deposit maturing within one year of the relevant Calculation Date, issued by an Acceptable Bank;

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(b)	investments in bonds issued or backed by the government of the USA, UK or a Member State of the European Union (excluding Greece), or by their government entities or agencies with a similar rating, maturing within one year of the relevant Calculation Date, provided they are not convertible into other securities;

(c)	open market commercial paper, provided it is not convertible into other securities and provided that:

(i)	it is listed on a regulated market;

(ii)	it is traded on regulated markets of the European Union (excluding Greece), the United Kingdom of Great Britain and Northern Ireland, Switzerland and the United States of America;

(iii)	it can be promptly liquidated or has a maximum maturity of three months;

(iv)	it is denominated in euros, GBP, CHF or USD and has a minimum rating of [sic]; and

(v)	it has a minimum credit rating of A1+ issued by S&P or P1 by Moody’s, or, if a credit rating is not available, it has been issued by a person with an equivalent long-term rating;

(d)	investments that can be liquidated in not more than thirty days in monetary or currency funds that have a minimum rating of A1+ issued by S&P or P1 by Moody’s and that invest mainly in transferable securities with the characteristics referred to in paragraph (c) above; or

(e)	other transferable securities approved by the Bank.

“Extraordinary Cost” means any cost or expense that has been incurred once only as an exception and is extraordinary and non-recurring in nature.

“Calculation Date” means, as from 30 June 2021, included, 30 June and 31 December each year.

“Consolidated EBITDA” means, at a consolidated level, without any duplication of calculations:

(a)	the net profit or loss; plus

(b)	direct taxes, IRAP and any extraordinary loss; minus

(c)	any extraordinary revenues and any revaluation; plus

(d)	any impairment, Consolidated Net Financial Charges, goodwill amortization, apportionments to risk provisions, apportionments to the bad debt provision, other apportionments, amortization and depreciation of tangible and intangible fixed assets and any effect deriving from the application of IAS 17 and the relevant documents of interpretation even if not provided for by the Accounting Principles that may be deduced from the Beneficiary’s consolidated financial statements.

“Financial Indebtedness” means any indebtedness relating to:

(a)	financing and loans of any type made with any technical form;

(b)	bonds and credit instruments issued in any form and similar instruments;

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(c)	financial lease agreements;

(d)	assignments of receivables and discount transactions, except for assignments of receivables without recourse with factoring companies as provided for by Accounting Principle 15 (“Receivables”) of the Consiglio Nazionale dei Dottori Commercialisti and of the Consiglio Nazionale dei Ragionieri [National Association of Accountants], as amended by the OIC (Organismo Italiano di Contabilita);

(e)	payment deferred by more than 180 (one hundred and eighty) days of the purchase price of any goods or services;

(f)	transactions in derivatives (to that end, the mark to market value of the derivative if negative is deemed to be the value of the transaction);

(g)	any counter guarantee or indemnity provided in respect of guarantees, bonds, letters of credit or other similar instruments issued by a bank, a financial intermediary or an insurance; and

(h)	without any duplication, any guarantee, indemnity or similar commitment relating to any of the items referred to in paragraphs (a) to (e) above.

“Consolidated Net Financial Indebtedness” means, at a consolidated level, the Financial Indebtedness related to the Group at any time referred to in paragraphs (a) to (e) of such definition, minus the Cash.

“Consolidated Net Financial Charges” means, at a consolidated level:

(a)	the cost of interest and fees relating to Financial Indebtedness except for the Financial Indebtedness deriving from and/or concerning:

(i)	transactions in derivatives (to that end, the mark to market value of the derivative if negative being considered to be the value of the transaction);

(ii)	any counter guarantee or indemnity or similar commitment provided by the Beneficiary;

(iii)	The Non-Utilization Fee and the Arrangement Fee; plus

(b)	exchange rate losses deriving from Financial Indebtedness expressed in currencies other than the euro or from other transactions performed in order to cover the exchange rate risks, costs and losses deriving from transactions performed in order to cover the risks of variation in interest rates and bank charges and fees, not capitalized; minus

(c)	interest receivable, exchange rate gains deriving from Financial Indebtedness expressed in currencies other than the euro or from other transactions performed in order to cover the exchange rate risks and revenues and profits deriving from transactions performed in order to cover the risks of variation in the interest rates.

“Net Worth” has the meaning attributed to the item “NET WORTH” by Article 2424 (Balance sheet content) of the Civil Code, to be calculated at the consolidated level and in the light of accounting principle OIC 28.

“Reference Period” means a period of 12 (twelve) months ending on a Calculation Date.

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16.2.	Financial commitments

The Beneficiary undertakes to observe the following financial commitments:

(a)	leverage ratio: the Consolidated Net Financial Debt on each Calculation Date shall not be higher than 2.5 times the Consolidated EBITDA for the Reference Period ending on that Calculation Date.

(b)	PFN/PN [Net Financial Position/Net Worth]: the Consolidated Net Financial Debt on each Calculation Date shall not be higher than 1.5 times the Net Worth for the Reference Period ending on that Calculation Date.

16.3.	Reporting periods

The financial commitments referred to in Article 16.2 above (Financial commitments) shall be:

(a)	calculated based on the Accounting Principles;

(b)	checked, based on the data supplied by the Beneficiary with reference to the Reference Period, on each Calculation Date; and

(c)	notified to the Bank by submission of a Certificate of Compliance.

16.4.	Accounting Principles

(a)	The Beneficiary undertakes to inform the Bank of any change in the Accounting Principles on the basis of which the certified consolidated financial statements have been prepared and to promptly provide the Bank with the following:

(i)	a full description of such changes; and

(ii)	sufficient information to enable it to make a suitable comparison between the financial position illustrated in the financial statements prepared based on the principles forming the subject of change and the financial position illustrated in the more recent certified financial statements sent to the Bank pursuant to this Agreement.

(b)	In the event of a change in the Accounting Principles by the Beneficiary or by any of its Subsidiaries, the procedure for calculating the financial commitments referred to in Article 16.2 (Financial commitments) shall be redefined by the Beneficiary and subsequently checked in good faith by the Bank (or by third parties appointed by it) to take such change into account. If that is not possible, or the Beneficiary does not agree with the Bank’s calculation, the check on the financial commitments shall continue to be made based on the Accounting Principles adopted on the Date of Signature.

16.5.	Remedies in the event of violation of the financial commitments

(a)	Violation, on any Calculation Date, of the commitments referred to in paragraphs (a) or (b) of Article 16 (Financial commitments) may be remedied by the payment of Own Resources to the Beneficiary (the “Relevant Amount”) within 15 Business Days of submission to the Bank of the Certificate of Compliance indicating such violation, it remaining understood that, for the purposes of the recalculation, the payment shall be deemed to be made on the first day of the Reference Period.

(b)	The provision set out in paragraph (a) shall apply:

(i)	for non-consecutive six-month periods; and

(ii)	not more than 4 (four) times during the lifetime of the Loan.

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17.	COMMITMENTS

17.1.	Commitments

The Beneficiary’s obligations pursuant to this Article 17 (Commitments) shall remain in force until the claims held by the Bank in respect of the Beneficiary deriving from this Agreement and from the Financial Documents have been fully satisfied.

17.2.	Authorizations

(a)	The Beneficiary shall promptly obtain, maintain and comply with the terms of any authorization required by legal or regulatory provisions in force in the individual countries in which it operates and necessary for it to be able to fulfil its obligations.

(b)	The Beneficiary undertakes to obtain and maintain all necessary authorizations to carry out its activities as carried out at any time.

17.3.	Fulfilment of the legal obligations

The Beneficiary shall fulfil all the legal and regulatory provisions applicable thereto (including environmental and tax laws), in cases where default shall be such as to give rise to a Material Adverse Effect.

17.4.	Pari passu

The Beneficiary shall ensure that its obligations deriving from the Financial Documents are not subordinate to any other obligation assumed by it, apart from the privileges laid down by law.

17.5.	Negative pledge

During the period in which the amount of the Loan drawn down and not repaid exceeds €60,000,000, the Beneficiary may not establish or maintain Real Guarantees intended to guarantee its own financial obligations and/or those of one or more Group Companies for an overall amount exceeding €150,000.000.

17.6.	Change of activities

The Beneficiary undertakes not to substantially change its activities in relation to those carried out on the Date of Signature.

17.7.	Mergers and extraordinary transactions

The Beneficiary undertakes not to perform Extraordinary Transactions that may give rise to a Material Adverse Effect without the Bank’s prior consent which shall not be unreasonably refused and in any event without prejudice to any treasury share purchase transaction which the Beneficiary shall be entitled to perform for a maximum amount not exceeding that stipulated by its articles of association at any time.

17.8.	Intellectual and Industrial Protection

The Beneficiary shall maintain the validity of its Intellectual and Industrial Property and take any measure necessary or reasonably appropriate to protect the Intellectual and Industrial Property against any unpermitted enjoyment or use, within the limits in which it is necessary to avoid a Material Adverse Effect.

17.9.	Maintenance of insurance cover

The Beneficiary shall insure its activities and its assets with suitable insurance policies in accordance with the criteria normally adopted in the sector in which they operate.

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17.10.	Charges

The Beneficiary undertakes to:

(a)	ensure that all the Charges howsoever payable by it at any time (including following changes in the tax regime or administrative regulations) are promptly and correctly paid within the periods permitted by law, except for any Charges disputed in good faith for which the Beneficiary shall promptly set up a suitable reserve or provide evidence, reasonably satisfactory to the Bank, of the unfounded nature of the relevant claim;

(b)	submit, within the times and in the manner laid down by law, all income declarations, all other tax declarations and the documentation relating to the social security and welfare contributions, laid down by laws and regulations on taxes and contributions and ensure that such declarations and documentation accurately respect all tax and contribution obligations for the relevant reference periods;

(c)	regularly, correctly and promptly collect and pay the withholdings laid down by law applicable on the sums paid by it; and

(d)	maintain residence for tax purposes in Italy.

17.11.	Auditors

The Beneficiary undertakes to ensure that its consolidated financial statements are subjected to audit at any time and that the auditors are PricewaterhouseCoopers, Ernst & Young, KPMG o Deloitte & Touche or any other leading firm of auditors appointed by the Beneficiary.

17.12.	Amendments to the articles of association

The Beneficiary undertakes not to amend and to ensure that the other Group companies do not make amendments to their articles of association that might give rise to a loss for reasons of the Bank pursuant to the Financial Documents without the Bank’s prior consent, apart from any amendments required by law.

17.13.	Collaboration in case of a Material Event

If a Material Event occurs, the Beneficiary undertakes to collaborate with the Bank when the latter investigates the scope and consequences of such events as well as the circumstances giving rise thereto.

17.14.	Shareholder loans

The Beneficiary shall ensure that any loan provided by its shareholders (or by Subsidiaries or Associates thereof) is subordinate (by way of principal and interest) to the full repayment of the Loan.

17.15.	Sanctions

(a)	The Beneficiary may not use a Utilization, either directly or indirectly, or grant or otherwise make available the income from such Utilization to a Subsidiary or Associate thereof or to another person:

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(a)	in order to finance the activities of, or the transactions with, a person that is, on the date of the loan, a Sanctioned Person or carried out in a Sanctioned Nation on the date of such loan; or

(b)	in any other way involving a violation of Sanctions by the aforesaid persons (including any person participating in the loan referred to in this Agreement, in the capacity of subscribers, advisors, investor, financier, Bank or agent for the guarantees or otherwise).

(b)	The Beneficiary may not use, either directly or indirectly, for the repayment of the Loan, funds originating from activities, business or projects in violation of the Sanctions and/or that may result in violation of the Sanctions by it.

18.	Material Events

18.1.	Material Events

Each of the events described in this Article 18 (Material Events) constitutes a Material Event.

18.2.	Non-payment

Non-payment on the due date of any amount payable by the Beneficiary pursuant to the Financial Documents with the procedure laid down by them, unless the non-payment:

(a)	is due solely to technical or administrative errors in the transfer of the funds; and

(b)	is made within 5 (five) Business Days of the due date.

18.3.	Financial commitments

Without prejudice to the provisions of Article 16.5 (Remedies in the event of violation of the financial commitments), the Beneficiary’s default on the provisions of Article 16 (Financial commitments).

18.4.	Default on other obligations

The Beneficiary’s default on the provisions of the Financial Documents (save as provided for in Article 18.2 (Non-payment) or in Article 18.3 (Financial commitments)) or in Article 17 (Commitments) of this Agreement, unless such default

(a)	can be remedied; and

(b)	is remedied within 20 (twenty) days of the more recent of the Bank’s notification of default and the date on which the Beneficiary becomes aware of the default itself.

18.5.	Truthfulness of the declarations

The untruthfulness of any material aspect of any one of the declarations issued or repeated by the Beneficiary in any of the Financial Documents or in any document submitted by the Group companies or on their own behalf pursuant to the Financial Documents, unless the state of affairs can be amended in such a way as to remedy the untruthfulness within 20 (twenty) days of the more recent of the Bank’s notification of the untruthfulness and the date on which the Group companies become aware of the untruthfulness itself.

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18.6.	Cross-default

(a)	The occurrence, in relation to any Financial Indebtedness held by the Beneficiary, of one of the following circumstances:

(i)	non-payment of any amount on the date laid down by contract (following any grace period);

(ii)	application of the acceleration clause (even following termination, withdrawal or any other event); or

(iii)	a request for early repayment;

in each case, as a result of default (howsoever qualified) by the Beneficiary.

(b)	The provision referred to in paragraph (a) above shall not apply if the overall amount of the Financial Indebtedness for which one of the circumstances referred to in the aforesaid paragraph occurs amounts to less than €10,000,000.00 (ten million) overall.

18.7.	Insolvency

The occurrence in respect of the Beneficiary of one of the following circumstances:

(i)	it is, or is considered for legal purposes, unable to regularly fulfil its obligations or is in any event insolvent;

(ii)	it admits its incapacity to regularly pay its debts when they fall due;

(iii)	it ceases to pay its debts or indicates its intention to that effect for reasons other than a bona fide dispute over the relevant payment obligations;

(iv)	owing to financial difficulties, it commences negotiations with its creditors in order to ensure that its debt is rescheduled;

(v)	it falls into any of the situations provided for by Article 2447 of the Civil Code or 2482, 2482-bis and 2482-ter of the Civil Code (or, in the case of non-Italian companies, by similar applicable provisions) and such situation is not remedied within the legal periods applicable at any time; or

(vi)	a moratorium is declared in relation to its indebtedness or part thereof.

18.8.	Insolvency proceedings

(a)	Save as provided for below, the occurrence of one of the following circumstances in respect of the Beneficiary:

(i)	the commencement of negotiations for an arrangement with creditors, a recovery plan pursuant to article 67 of Royal Decree No. 267 of 16.3.1942 and the restructuring agreements pursuant to article 182-bis or the former article 182-septies of Royal Decree No. 267 of 16.3.1942, a transfer of assets to creditors or similar agreements with its creditors;

(ii)	the calling of a shareholders’ meeting for liquidation (or application for liquidation) or approval of such a resolution;

(iii)	the submission or notification by a party of an application for admission to insolvency proceedings;

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(iv)	the issue of an order for admission to insolvency or liquidation proceedings; or

(v)	the commencement in a jurisdiction of proceedings similar to those mentioned above.

Paragraph (a) shall not apply to the filing of an application for bankruptcy (or the initiation of other insolvency proceedings in any jurisdiction) submitted by a creditor, if (i) the application is disputed in good faith and with due diligence; (ii) the company concerned demonstrates to the Bank that the application is clearly unfounded; and (iii) the application is extinguished within 45 (forty-five) Business Days.

18.9.	Enforcement proceedings

The commencement of one or more enforcement proceedings (including attachment or confiscation proceedings) on the Beneficiary’s assets for amounts or values exceeding €5,000,000.00 (five million) overall, unless (i) they are disputed in good faith and with due diligence; (ii) the Beneficiary demonstrates, on the date on which the borrower’s possible dispute is rejected, that it has cash reserves available to extinguish them; and (iii) they are extinguished within 40 (forty) Business Days.

18.10.	Suspension, interruption or change of activities

A Group company suspends, interrupts or threatens to suspend or interrupt, or substantially changes its activities if such suspension, interruption, threat of suspension or interruption or substantial change in activities may have a Material Adverse Effect.

18.11.	Worsening of the claims

The occurrence of an event or a series of events (associated or otherwise) that have a Material Adverse Effect.

18.12.	Remedies in case of a Material Event

(a)	If a Material Event exists, the Bank shall have the right, to be exercised by written notification to the Beneficiary, to:

(i)	declare the occurrence of a Material Event; and/or

(ii)	withdraw from this Agreement; and/or

(iii)	declare that the acceleration clause shall be applied against the Beneficiary in respect of all or part of its payment obligations; and/or

(iv)	in the case of the Material Events described in Article 18.2 (Non-payment), terminate this Agreement in accordance with the provisions of Article 1456 of the Civil Code; and/or

(v)	in the case of Material Events other than those referred to in paragraph (iv) above, terminate this Agreement, in accordance with the provisions of Article 1454 of the Civil Code.

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(b)	In the event of withdrawal, application of the acceleration clause or termination pursuant to paragraph (a) above:

(i)	all the amounts for which the application of the acceleration clause has been declared in respect of the Beneficiary pursuant to this Agreement shall become immediately due and payable together with all the other amounts payable by the Beneficiary pursuant to the Financial Documents; and

(ii)	the Loan shall be immediately cancelled.

(c)	The remedies provided for in this Article 18.12 (Remedies in case of a Material Event) shall be added to any remedy made available by the Bank pursuant to the law.

19.	PROOF

19.1.	Statements of account

The Bank’s statements of account relating to this Agreement shall provide proof in any location and for all purposes of the claims against the Beneficiary except in the event of proof to the contrary.

19.2.	Accounting records and results

The Bank’s accounting records and results relating to the Financial Documents shall provide proof in any location and for all purposes of the claims indicated therein except in the event of subsequent proof to the contrary.

19.3.	Calculation

The interest and fees payable pursuant to this Agreement shall accrue on a daily basis and shall be calculated for the actual number of days elapsed based on a year of 360 days.

20.	FEES

20.1.	Non-Utilization Fee

For the granting of the Revolving Credit Facility, the Beneficiary shall pay a non-utilization fee (the “Non-Utilization Fee”) to be calculated on the amount of the Revolving Credit Facility granted and not utilized and equal to 10 bps per annum, as from the Date of Signature up to the end of the Period of Availability (or up to the date on which the Revolving Credit Facility has been fully revoked or cancelled pursuant to this Agreement). Such Non-Utilization Fee shall be paid in arrears (i) being debited on the last calendar day of the period to which it refers and at half-yearly intervals as from the Date of Signature; (ii) on the last day of the Period of Availability; and (iii) in the event of revocation or full cancellation of the Revolving Credit Facility, on the date on which such revocation or cancellation takes effect pursuant to this Agreement.

20.2.	Arrangement Fee

(a)	The Beneficiary shall pay the Bank an arrangement fee (the “Arrangement Fee”) established in an amount equal to €150,000.00 (one hundred and fifty thousand).

(b)	The arrangement fee shall be paid by the Beneficiary to the Bank in a single instalment at the time of arrangement of the Loan.

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21.	INDEMNITIES AND COSTS OF REUSE

21.1.	Indemnities for currency

(a)	The Beneficiary undertakes to indemnify the Bank with regard to any documented harmful consequence, higher cost or expense (without any duplication in relation to any further harmful consequence, higher cost or expense forming the subject of indemnity by the Beneficiary pursuant to the Financial Documents) incurred by the Bank as a result of:

(i)	payment to the Bank of any amount payable by the Beneficiary pursuant to the Financial Documents: and

(ii)	conversion of that amount pursuant to a judgment, decree or other judicial or arbitration order; in a currency other than the currency having legal tender in Italy.

(b)	Save as otherwise required by law, the Beneficiary shall waive any rights it holds in any jurisdiction relating to the possibility of paying any amount pursuant to the Financial Documents in a currency other than the currency in which the amount has to be paid.

21.2.	Other indemnities

(a)	The Beneficiary undertakes to indemnify the Bank with regard to any harmful consequence or funding expenditure incurred by it as a result of:

(i)	the occurrence of a Material Event;

(ii)	the non-payment by the Beneficiary of any amount pursuant to a Financial Document on the due date;

(iii)	(unless it is attributable to the Bank) the failure to draw down a Utilization following dispatch of a Utilization Request;

(iv)	the lack of early repayment of the Loan (or part of the Loan) pursuant to a notification of early repayment; or

(v)	the activities carried out by the Beneficiary if it reasonably considers that a Material Event exists.

(b)	The Beneficiary’s liability in each of the cases indicated above shall include any harmful consequence or funding expenditure, assumed or incurred to meet any amount payable pursuant to any Financial Document, any amount repaid or any Utilization.

21.3.	Costs of Reuse

The Beneficiary undertakes to pay the Bank the Costs of Reuse incurred by that Bank and previously notified thereto with suitable notice.

22.	COSTS AND EXPENSES

22.1.	Initial costs

The Beneficiary shall bear directly the overall duly documented amount of the costs and expenses (including legal expenses in the amount agreed separately and notarial expenses) reasonably incurred by the Bank in relation to the negotiation, drafting and signature of the Financial Documents.

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22.2.	Subsequent costs

Save as provided for in Article 22.1 (Initial Costs), the Beneficiary shall repay to the Bank the overall duly documented amount of the costs, fees and, in the amount agreed separately, legal and notarial expenses and expenses of other advisors reasonably incurred by the Bank in relation to:

(a)	the negotiation, drafting and signature of any Financial Document signed after the Date of Signature; and

(b)	any amendment, waiver or consent requested by, or on behalf of, the Beneficiary or specifically permitted by this Agreement.

22.3.	Costs of enforcement

The Beneficiary shall repay to the Bank the overall amount of the costs and expenses (including legal and notarial expenses) incurred by the Bank in relation to the protection or enforcement of any right held by it pursuant to a Financial Document.

23.	CHANGE IN THE PARTIES

23.1.	Transfers by the Beneficiary

The Beneficiary may not transfer, in full or in part, this Agreement or any of the Financial Documents or the rights deriving therefrom without the Bank’s prior consent.

23.2.	Transfers by the Bank

(a)	The Bank may only assign or transfer this Agreement, at any time, in full or in part, to another Qualified Bank following the Beneficiary’s written consent (which may not be unreasonably refused or delayed and which shall be deemed to be given if not expressly refused within 15 (fifteen) Business Days of the request).

(b)	Without prejudice to the provisions of paragraph (a) above, the Bank shall promptly notify the Beneficiary of the transfer, for the purposes of Article 1407(1) of the Civil Code.

(c)	The stamp and registration taxes and other similar Charges applicable to the transfers referred to in this Article 23.2 and the relevant costs and expenses (including any legal and notarial expenses) shall not be borne by the Beneficiary unless such transfer is made when a Material Event exists.

(d)	If:

(i)	the Bank makes a Transfer or changes its Operational Branch; and

(ii)	as a result of the circumstances existing on the date of the relevant transfer or change of Operational Branch, the Beneficiary is required to pay an Additional Amount, Tax Indemnity or Higher Charge;

the Beneficiary shall be required to pay that Additional Amount, Tax Indemnity or Higher Charge solely in the amount that it would have been required to pay such amounts even if the transfer or change of Operational Branch had not occurred.

24.	CONFIDENTIALITY

The Bank recognizes and accepts that some of the information which shall be supplied thereto pursuant to the Financial Documents may constitute inside information pursuant to the legislation applicable at any time and that the use of such information may be limited or precluded pursuant to such legislation, including, where applicable, the legal or regulatory provisions on abuse of inside information and market manipulation. The Bank undertakes to use the information supplied to it pursuant to the Financial Documents in accordance with the legal and regulatory provisions applicable at any time.

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25.	OFFSETTING

The Beneficiary shall henceforth recognize the Bank’s right to offset at any time any claim, liquid and payable and outstanding on the date of payment provided for by this Agreement, in respect of the Beneficiary, against any claims or sums to which the Beneficiary is entitled howsoever existing at the Bank itself.

26.	PARTIAL INVALIDITY

If any provision of a Financial Document is or becomes invalid or ineffective in any jurisdiction, such a circumstance shall not have any impact on:

(a)	compliance with the law or the validity or efficacy in that jurisdiction of any other provision of the Financial Documents; or

(b)	compliance with the law or the validity or efficacy in other jurisdictions of that or any other provision of the Financial Documents.

27.	COMMUNICATIONS

27.1.	Form of communications

(a)	All communications relating to the Financial Documents shall be made in writing and, unless otherwise established, may be delivered by hand or sent by post, telex, fax, email or other electronic means of communication approved by the Bank.

(b)	For the purposes of the Financial Documents, communications sent in electronic format shall be deemed to be sent in writing.

(c)	Save as otherwise provided for, any consent or agreement requested pursuant to the Financial Documents shall be issued in writing.

27.2.	Address

(a)	For any communication pursuant to the Financial Documents, the Beneficiary indicates the following address:

Alfasigma S.p.A.

Via Ragazzi del 99 n.5

40133, Bologna

Fax no.: 051/387914

Email: alfasigmaspa@legalmail.it

FAO: Stefano Pasi.

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(b)	For any communication pursuant to the Financial Documents, the Bank indicates the following address:

Intesa Sanpaolo S.p.A.

IMI Corporate and Investment Banking

Direzione Global Corporate

Network Italia

Area Corporate Lazio

Via Zucchelli, 16

00187 Rome

FAO: Nadia Oliviero

Email: areaglobalcorp-roma@pec.intesasanpaolo.com

27.3.	Validity

(a)	Save as provided for below, any communication relating to the Financial Documents shall be deemed to have reached its destination:

(i)	if delivered by hand or sent by letter, at the time of delivery;

(ii)	if sent by fax, upon receipt in a legible form by the addressee;

(iii)	if sent by email or other electronic instrument, upon receipt in a legible form.

(b)	Communications received on a day that is not a Business Day or after 17:00 shall be deemed to have been received on the following Business Day in that location.

28.	TAX REGIME

The parties agree that, although the requirements are met, the Bank shall not exercise the option for the application of substitute tax on the transactions relating to medium- and long-term loans referred to in the combined provisions of articles 15 and 17 of Presidential Decree No. 601 of 29 September 1973 and subsequent amendments and additions. Consequently, this Agreement and the deeds relating hereto shall be subject to ordinary taxes.

29.	AGREEMENT FORMING THE SUBJECT OF INDIVIDUAL NEGOTIATION

Pursuant to and for the purposes of the CICR Resolution of 4 March 2003 and the “Provisions on the transparency of banking and financial transactions and services – Correctness of relations between intermediaries and clients” issued by Banca d'Italia on 15 July 2015 published in the Gazzetta Ufficiale della Repubblica Italiana [Official Gazette of the Italian Republic] on 29 July 2015, the Parties hereby recognize and confirm that this deed and each individual provision has formed the subject of individual negotiation with the assistance of their legal advisors.

30.	APPLICABLE LAW – COMPLAINTS AND CONCILIATION MEDIATION - JURISDICTION

30.1.	This Agreement is governed by Italian law.

30.2.	The Beneficiary may submit a complaint to the Bank with the procedure indicated in the Information Sheet available in the Subsidiaries and on the Bank’s website. If the Beneficiary is not satisfied with the response received or has not received a response within the periods indicated in the Information Sheet, prior to having recourse to the judge it may contact the Arbitro Bancario Finanziario [Banking and Financial Ombudsman] (ABF); to find out how to contact the Ombudsman and the scope of its competence, consult the website www.arbitrobancariofinanziario.it, ask at the Bank’s Subsidiaries or ask at the Bank.

30.3.	In order to carry out the mediation procedure within the periods stipulated by the legislation in force, the Beneficiary and the Bank may have recourse to: the Banking and Financial Conciliator – Association for the settlement of banking, financial and corporate disputes - ADR; the Regulations of the Banking and Financial Conciliator may be consulted on the website www.conciliatorebancario.it or requested at the Bank; or at another body entered in the appropriate register kept by the Ministry of Justice specializing in banking and financial matters.

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30.4.	Banca d’Italia shall exercise vigilance over the activities carried out by the Bank based on this Agreement. The Beneficiary shall be entitled to submit statements to Banca d’Italia.

30.5.	Without prejudice to the competence irrevocably established by law for precautionary and enforcement orders, in the event of any dispute over the interpretation, conclusion, implementation or termination of this Agreement, the Court of Milan shall have sole competence. The Bank’s right to apply to any other competent judge pursuant to the law shall not be prejudiced, however.

30.6.	In the event of any dispute over the Financial Documents, the Beneficiary irrevocably elects domicile at its registered office.

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ANNEX 1

Conditions precedent

Part I – Conditions precedent for the efficacy of the Loan Agreement

1.	A copy of the Beneficiary’s memorandum and articles of association.

2.	If adopted, a copy of the resolution of the Beneficiary’s board of directors approving the terms of the Financial Documents and the transactions provided for therein or a copy of the documentation certifying the powers of one or more persons authorized to sign the Financial Documents to which the Beneficiary is a party.

3.	Specimen signature of the persons authorized to sign the Financial Documents and all the documents and communications provided for by the Financial Documents.

4.	Certificate of validity (containing certification of the absence of insolvency proceedings) of the Beneficiary issued by the Companies Register on a date not more than 7 (seven) Business Days prior to the Date of Signature.

5.	Original of the declaration made by a legal representative of the Beneficiary certifying that each document listed in Part I (Conditions precedent for the efficacy of the Loan Agreement) of this Annex 1 (Conditions precedent) is (as appropriate) true, complete, effective and in force on the Date of Signature.

6.	A copy of the Basic Balance Sheet.

7.	Documents on ‘Know your customers’ and on the money laundering legislation.

8.	Evidence of payment of the Arrangement Fee payable to the Bank on the Date of Signature.

Part II – Conditions Precedent for the drawdown and/or renewals of the Utilizations

1.	Solely with regard to the first drawdown on the Loan, evidence of payment of all the fees, costs and expenses payable to the Bank on the Closing Date.

2.	Absence, on the date of the relevant Utilization Request and/or Renewal Request and on the relevant Utilization Date and/or renewal date, of any Material Event.

3.	On the date of the relevant Utilization Request and/or Renewal Request and on the relevant Utilization Date and/or renewal date, the truthfulness, accuracy and correctness of the representations and warranties made pursuant to this Agreement.

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ANNEX 2

Part I - Utilization Request

To:

[•]

[Date]

Loan Agreement for an overall sum of € [•]

on [•] (the “Loan Agreement”)

We refer to the Loan Agreement indicated above. The terms used in this Utilization Request shall have the meaning attributed to them in the Loan Agreement.

1.	We are applying to benefit from the Utilization indicated below:

Utilization Date: [•];

Amount: € [•];

Utilization Term: [•] months.

2.	We confirm that:

(a)	the conditions precedent referred to in Article 4 of the Loan Agreement have been fulfilled;

(b)	on the date hereof, the representations and warranties contained in the Loan Agreement are true and complete and no Material Event exists or will occur as a result of the Utilization.

3.	We hereby authorize your institution to credit the sums referred to in paragraph 1 above to the Current Account pursuant to and for the purposes of Article 5.1 (Utilization Procedure) of the Loan Agreement.

For and on behalf of

[Alfasigma S.p.A.]

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Part II - Renewal Request

To:

[•]

[Date]

Loan Agreement for an overall sum of € [•]

on [•] (the “Loan Agreement”)

We refer to the Loan Agreement indicated above. The terms used in this Utilization Request shall have the meaning attributed to them in the Loan Agreement.

1.	[•] we wish to renew the Utilization indicated below:

Renewal date: [•];

Amount: € [•];

Utilization Term: [•] months.

2.	We confirm that, on the date hereof, the representations and warranties contained in the Loan Agreement are true and complete and no Material Event exists or will occur as a result of the Utilization.

3.	We hereby authorize your institution:

(a)	to debit the Current Account for an amount equal to € [•] on / by way of interest on the Revolving Credit Facility.

(b)	[if the amount forming the subject of renewal is lower than the Utilization when due] to debit the Current Account for an amount equal to € [•] on / by way of repayment of the Revolving Credit Facility

For and on behalf of

[Beneficiary]

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ANNEX 3

Model Certificate of Compliance
[On the Beneficiary’s headed paper]

To:

[•]

Date: [•]

Loan Agreement for an overall sum of € [•] on [•] (the “Loan Agreement”) We refer to the Loan Agreement indicated above. The terms with an initial capital used in this certificate shall have the meaning attributed to them in the Loan Agreement.

1.	This document is a Certificate of Compliance.

2.	It is confirmed that on [insert relevant Calculation Date]:

(a)	ratio between Consolidated Net Financial Indebtedness and Consolidated EBITDA:

the Consolidated Net Financial Indebtedness for the Reference Period ending on [insert relevant Calculation Date] was equal to [•] and the Consolidated EBITDA for the Reference Period ending on [insert relevant Calculation Date] was equal to [•]; consequently, the ratio between Consolidated Net Financial Indebtedness and Consolidated EBITDA for the Reference Period ending on [insert relevant Calculation Date] was equal to [•] where the relevant ratio referred to in the Loan Agreement is equal to [•];

(b)	ratio between Consolidated Net Financial Indebtedness and Net Worth:

the Consolidated Net Financial Indebtedness for the Reference Period ending on [insert relevant Calculation Date] was equal to [•] and the Net Worth for the Reference Period ending on [insert relevant Calculation Date] was equal to [•]; consequently, the ratio between Consolidated Net Financial Indebtedness and Net Worth for the Reference Period ending on [insert relevant Calculation Date] was equal to [•] where the relevant ratio referred to in the Loan Agreement is equal to [•];

3.	Details of the calculations producing the results referred to in paragraph 2 above are attached.

4.	We confirm that no Material Event exists on [insert relevant Calculation Date].

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If you agree with the Draft, please confirm your acceptance to us by sending us a letter reproducing the content of the Draft, duly signed on each page and signed to indicate your acceptance or duly signed in digital form.

Regards

BANK

INTESA SANPAOLO S.P.A.

Name:

Title:”

***

To indicate full and integral acceptance of your draft set out above

BENEFICIARY

ALFASIGMA S.p.A.

/s/ Francesco Balestrieri
Name: Francesco Balestrieri
Title: CEO